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                                                                    EXHIBIT 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form S-4 and related Joint Proxy Statement of Alrenco, Inc. and RTO, Inc./Prospectus of Alrenco, Inc. and the Supplement thereto of our report dated May 28, 1997, on our audits of the consolidated financial statements of RTO, Inc. and subsidiaries and our report dated January 31, 1997, on our audit of the financial statements of Action TV & Appliance Rental, Inc. as of and for the seven month period ended July 31, 1996. We also consent to the references to our firm under the captions "Experts," "Selected Financial Data" and "Accounting Treatment."

                                            COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
February 6, 1998